Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in Registration Statement Nos. 333-245027, 333-248602, 333-251483, and 333-256209 on Form S-3 of our Auditors’ Report, dated July 18, 2022, on the financial statements of Tingo Mobile Limited, as of December 31, 2020, and for the year then ended in this Current Report on Form 8-K/A of Tingo Group, Inc. We also consent to the application of such report to the financial information in this Current Report on Form 8-K/A when such information is read in conjunction with the financial statements referred to in our report.

/S/ Olayinka Oyebola

OLAYINKA OYEBOLA & CO

Chartered Accountant

PCAOB No:5968

Lagos, Nigeria

May 9, 2023